                                                                    EXHIBIT 10.8

                             EMPLOYMENT AGREEMENT

     THIS EMPLOYMENT AGREEMENT (this "Agreement") is made this 17th day of June, 1998 (the "Execution Date"), to be effective as of the "Effective Date" (as defined below), by and between GREGORY S. DAILY (hereinafter referred to as "Employee") and NOVA CORPORATION, a Georgia corporation ("NOVA").

                                 W I T N E S S E T H:
                                 -------------------

     WHEREAS, NOVA and its direct and indirect subsidiaries, including, subsequent to the Merger (as defined below), PMT (as defined below) (the "NOVA Entities"), are in the business of providing credit and debit card transaction processing and settlement services (including the related products and services of Automated Teller Machines and check guarantee services) to merchants, financial institutions, independent sales organizations ("ISOs"), and other similar customers (the "NOVA Business") throughout the United States;

     WHEREAS, Employee currently serves as Vice Chairman of the Board and President and Treasurer of PMT SERVICES, INC., a Tennessee corporation ("PMT"), which is engaged in a business similar to the NOVA Business throughout the United States;

     WHEREAS, contemporaneously herewith, NOVA and PMT have entered into that certain Agreement and Plan of Merger, dated June 17, 1998 (the "Agreement and Plan of Merger"), pursuant to which NOVA Merger Corp. will merge with and into PMT, with PMT surviving such merger (the "Merger");

     WHEREAS, PMT shall, as a result of the Merger, continue its business and operations as a wholly-owned subsidiary of NOVA;

     WHEREAS, the NOVA Entities, and/or their assigns, will continue to engage in the NOVA Business throughout the United States (the "Territory");

     WHEREAS, NOVA and Employee mutually desire that Employee work for NOVA, expressly conditioned upon the successful consummation of the Merger pursuant to the Agreement and Plan of Merger;

     WHEREAS, NOVA and Employee desire to execute this Agreement at the Execution Date, to become effective at the Effective Date;

     NOW, THEREFORE, for and in consideration of his employment by NOVA pursuant to this Agreement, Confidential Information and Trade Secrets (as hereafter defined) furnished to Employee by NOVA in order that he may perform his duties under this Agreement, the mutual covenants and agreements herein contained, and other valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

     1. EFFECTIVE DATE. The parties acknowledge and agree that this Agreement shall become effective contemporaneously with the consummation of the Merger in accordance with the Agreement and Plan of Merger, and the date of such consummation shall be deemed the "Effective Date" hereunder. Accordingly, the consummation of the Merger pursuant to the Agreement and Plan of Merger is a condition precedent to the effectiveness of this Agreement and if, for whatever reason, the Merger is not consummated, and/or the Agreement and Plan of Merger is terminated prior to consummation of the Merger, this Agreement shall have no further force and effect.

     2. EMPLOYMENT OF EMPLOYEE. NOVA hereby employs Employee for a period beginning as of the Effective Date (the "Employment Commencement Date") and ending one (1) year thereafter (the "Initial Term"), unless Employee's employment by NOVA is sooner terminated or automatically renewed pursuant to the terms of this Agreement (Employee's employment by NOVA pursuant to the terms of this Agreement shall hereinafter be referred to as "Employment").

        (a) Employee agrees to such Employment on the terms and conditions herein set forth and agrees to devote his reasonable best efforts to his duties under this Agreement and to perform such duties diligently and efficiently and in accordance with the directions of NOVA's Chief Executive Officer.

        (b) During the term of Employee's Employment, Employee shall serve as Vice Chairman of the Board of Directors of NOVA, and serve as President of PMT. Employee shall be responsible primarily for such duties as are assigned to him, from time to time, by NOVA's Chief Executive Officer which in any event shall be such duties as are customary for an officer in those positions and otherwise consistent with his duties hereunder.

        (c) Employee shall devote substantially all of his business time, attention, and energies to the NOVA Business, shall act at all times in the best interest of NOVA and shall not during the term of his Employment be engaged in any other business activity, whether or not such business is pursued for gain, profit, or other pecuniary advantage, or permit such personal interests as he may have to interfere with the performance of his duties hereunder. Notwithstanding the foregoing, Employee may participate in industry, civic and charitable activities so long as such activities do not materially interfere with the performance of his duties hereunder. Further, Employee may engage in passive investments so long as the same are passive and are not inconsistent with Employee's duty hereunder and do not involve the development, ownership, management or provision of credit and debit card processing and settlement services, including the related products and services of Automatic Teller Machines and check guarantee services, other than any current investment in any company that provides as its principal business electronic payment processing equipment, as set forth on Schedule 2(c). Employee's rights to make certain investments
              -------------
     hereunder are in addition to and not in degradation of investments in publicly traded companies as described in Section 13(a).

     3. COMPENSATION. During the term of Employee's Employment and in accordance with the terms hereof, NOVA shall pay or otherwise provide to Employee the following compensation:

        (a) Employee's annual salary during the term of his Employment shall be Three Hundred Sixty Thousand Dollars ($360,000) ("Base Salary"), with such increases as may from time to time be deemed appropriate by NOVA's Chief Executive Officer (subject to approval by the Compensation Committee of NOVA Corporation) (a "Merit Increase"); provided, however, that so long as this Agreement remains in effect, Employee's Base Salary shall be reviewed annually by NOVA's Chief Executive Officer at the beginning of each fiscal year.

        (b) Employee's Base Salary shall be paid by NOVA in accordance with NOVA's regular payroll practice.

        (c) In addition to the Base Salary, Employee shall annually receive bonus compensation pursuant to the schedule set forth as Exhibit A ("Bonus
                                                              ---------
     Compensation"). Employee may also receive such other bonus or incentive compensation as may be awarded Employee from time to time by the Chief Executive Officer of NOVA, subject to approval by the Compensation Committee of NOVA.

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        (d) NOVA may withhold from any compensation payable under this Agreement all federal, state, city or other taxes as shall be required pursuant to any law or governmental regulation or ruling.

     4. BENEFITS. During the term of Employee's employment, and for such time thereafter as may be required by Section 9 hereof, NOVA shall make available to Employee the following benefits, as set forth below:

        (a) Employee and his dependents shall be entitled to participate in such medical, dental, vision, prescription drug, wellness, or other health care or medical coverage plans as may be established, offered or adopted from time to time by NOVA for the benefit of its employees and/or executive officers, pursuant to the terms set forth in such plans.

        (b) Employee shall be entitled to participate in any life insurance plans established, offered, or adopted from time to time by NOVA for the benefit of its employees and/or executive officers.

        (c) Employee shall be entitled to participate in any disability insurance plans established, offered, or adopted from time to time by NOVA for the benefit of its employees and/or executive officers.

        (d) Employee shall be entitled to at least four (4) weeks of paid vacation each year and all holidays observed by NOVA.

        (e) Employee shall be eligible for participation in any stock option plan adopted by NOVA's Board of Directors.

        (f) In addition to and not in any way in limitation of the benefits set forth in this Section 4, Employee shall be eligible to participate in all additional employee benefits provided by NOVA (including, without limitation, all tax-qualified retirement plans, non-qualified retirement and/or deferred compensation plans, incentive plans, other stock option or purchase plans, and fringe benefits) on the same basis as such are afforded to other executive officers of NOVA during the term of this Agreement.

        (g) Notwithstanding any provisions of this Section 4 to the contrary, Employee and his dependents shall only be entitled to participate in plans or arrangements of NOVA to the extent generally allowed for similarly situated employees and/or executive officers by the terms and provisions of such plans or arrangements. NOVA agrees that it shall not take action (during the term of this Agreement or the Severance Period) to modify the terms and provisions of any such plan or arrangement so as to exclude only Employee and/or his dependents either by excluding Employee and/or his dependents explicitly by name or by modifying provisions generally applicable to all employees and dependents so that only Employee and/or his dependents would ever possibly be effected.

     5. PERSONNEL POLICIES. Employee shall conduct himself at all times and in a manner which does not materially and adversely effect the NOVA Entities or the NOVA Business. In addition, Employee shall be subject to and abide by the policies and procedures of NOVA applicable to personnel of NOVA, as adopted from time to time.

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     6.  REIMBURSEMENT FOR BUSINESS EXPENSES.  Employee shall be reimbursed in accordance with NOVA's regular expense reimbursement policy for all out-of-pocket business expenses incurred by him in the performance of his duties hereunder, provided that Employee shall first document and substantiate said business expenses in the manner generally required by NOVA under its policies and procedures.

     7. SERVICE ON THE BOARD OF DIRECTORS. Employee shall be a member of the Board of Directors of NOVA, serving as Vice Chairman, on the Employment Commencement Date, and the Board of Directors of NOVA shall propose the Employee for re-election to the Board of Directors, serving as Vice Chairman, throughout the term of Employee's Employment hereunder.

     8.  TERM AND TERMINATION OF EMPLOYMENT.

        (a) This Agreement shall be effective as of the Effective Date.

        (b) Employee's Employment shall terminate immediately upon the discharge of Employee for "Cause." For the purpose of this Agreement, the term "Cause," when used with respect to termination by NOVA of Employee's Employment hereunder, shall mean termination as a result of: (i)
     Employee's violation of the covenants in Sections 12 or 13; (ii)
     Employee's willful, intentional, or grossly negligent failure to perform his duties under this Agreement diligently and in accordance with the directions of NOVA; (iii) Employee's willful, intentional, or grossly negligent failure to comply with the decisions or policies of NOVA; (iv) Employee's failure to discharge Employee's duty of loyalty to the NOVA Entities; or (v) final conviction of Employee of a felony; provided, however, that in the event NOVA desires to terminate Employee's Employment pursuant to subsections (i), (ii), (iii), or (iv) of this Section 8(b), NOVA shall first give Employee written notice of such intent, detailed and specific description of the reasons and basis therefor, and thirty (30) days to remedy or cure such perceived breaches or deficiencies by Employee (the "Cure Period"); provided, however, that with respect only to breaches that it is not possible to cure within such thirty (30) day period, so long as Employee is diligently using his best efforts to cure such breaches or deficiencies within such thirty (30) day period and thereafter, the Cure Period shall be extended for an additional period of time, which shall in no event exceed an additional sixty (60) days, to enable Employee to cure such breaches or deficiencies (provided Employee continues to diligently
     use his best efforts to cure such breaches or deficiencies).   If Employee
     does not cure such breaches or deficiencies within the Cure Period, NOVA may discharge Employee immediately upon written notice to Employee. If NOVA desires to terminate Employee's Employment pursuant to subsection (v) of this Section 8(b), NOVA shall first give Employee three (3) days prior written notice of such intent.

        (c) Employee's Employment shall terminate immediately upon the death of Employee.

        (d) Employee's Employment shall terminate immediately upon thirty (30) days prior written notice to Employee if Employee shall at any time be incapacitated by reason of physical or mental illness or otherwise incapable of performing the duties under this Agreement for a continuous period of one hundred eighty (180) consecutive days; provided, however, to the extent NOVA could, with reasonable accommodation and without undue hardship, continue to employ Employee in some other capacity after such one hundred eighty (180) day period, NOVA shall, to the extent required by the Americans With Disabilities Act, offer to do so, and, if such offer is accepted by Employee, Employee shall be compensated in accordance with his new duties and responsibilities rather than pursuant to this Agreement.

        (e) Employee may terminate this Agreement, upon thirty (30) days prior written notice to NOVA (the "Notice Period"), in the event (i) there is a material diminution in Employee's duties and responsibilities, or such duties and responsibilities are otherwise diminished such that they no longer reflect duties and responsibilities customary for a president of a wholly-owned, first-tier, significant subsidiary of NOVA and Vice-Chairman of NOVA (ii) Employee is required to relocate to an office that is outside of the Nashville, Tennessee metropolitan area, (iii) there is a reduction in Employee's compensation payable under Section 3 or a material reduction in benefits provided to Employee under Section 4 (whether occurring at one time or over a period of time) or (iv) there is a material breach of this Agreement by NOVA (each of (i), (ii), (iii) and (iv) being referred to as a "Responsibilities Breach"), and NOVA fails to cure said Responsibilities Breach within the Notice Period; provided, however, that with respect only to breaches that it is not possible to cure within such thirty (30) day period, so long as NOVA is diligently using its best efforts to cure such breaches or deficiencies within such thirty (30) day period and thereafter, the Cure Period shall be extended for an additional period of time, which shall in no event exceed an additional sixty (60) days, to enable NOVA to cure such breaches or deficiencies (provided NOVA continues to diligently use its best efforts to cure such breaches or deficiencies); provided, however, that the Notice Period shall be five (5) days for failure to pay compensation due hereunder.

        (f) Employee may terminate this Agreement at any time without cause upon ninety (90) days prior written notice. At the time of such termination, NOVA will pay to Employee the amount of compensation determined under Section 3(a), such amounts to be adjusted pro rata for the portion of the term of this Agreement completed on the date of termination. Employee shall also be entitled to reimbursement pursuant to Section 6 for expenses incurred in the performance of his duties hereunder prior to termination.

        (g) This Agreement shall automatically renew for successive one (1) year terms (each a "Renewal Term") unless either party hereto gives the other party hereto written notice of its or his intent not to renew this agreement no later than ninety (90) days prior to the date the Initial Term, or any Renewal Term, is scheduled to expire.

        (h) Other than as specifically provided in this Section 8, and then only in strict compliance with the terms hereof, NOVA may not terminate this Agreement and/or Employee's Employment.

     9.  TERMINATION PAYMENT.

        (a) Regardless of the event of Employee's termination of Employment, NOVA will pay to Employee (or to his guardian, estate, or testamentary trust, as appropriate) the amount of compensation determined under Section 3, such amounts to be adjusted pro rata for the portion of the term of this Agreement completed on the date of termination. Employee shall also be entitled to reimbursement pursuant to Section 6 for expenses incurred in the performance of his duties hereunder prior to termination. In addition, Employee shall be entitled to receive the additional payments that are described in this Section 9 under the conditions that are described herein. Any payment not made when due under this Section 9, including without limitation any Gross-Up Payment under Section 9(d), shall bear interest, compounded annually, at the prime rate as quoted in The Wall Street Journal
                                                         -----------------------
     plus 2%.

        (b) (i) Notwithstanding anything to the contrary contained in Section 8 hereof, if within twenty-four (24) months following the Effective Date, or within twenty-four (24) months following a Change in Control (as defined in Section 9(c)), Employee's employment with NOVA terminates for any reason, other than the circumstances described in Section 8(b) or 8(f), and other than a nonrenewal of this Agreement by Employee ("Termination Exclusions") (the date of such termination being referred to herein as the "Termination Date"), NOVA will pay Employee the Gross-Up Payment as described in Section 9(d)(i), and a payment (the "Termination Payment") payable over two years (the two year period following the Termination Date is referred to herein as the "Severance Period"), which is the sum of the following:

        I. An aggregate of three (3) times Employee's Base Salary in effect on the Termination Date, one-half (1/2) of which will be paid at each of the first, and second anniversary of the Termination Date, calculated without regard to any reduction in Base Salary that may have occurred on or immediately prior to the Termination Date (for purposes of this Section 9, "Base Salary").

        II. An aggregate of three (3) times fifty (50%) percent of Employee's Base Salary in effect on the Termination Date, one-half (1/2) of which will be paid at each of the first and second anniversary of the Termination Date.

        III. Continuation of benefits described in Section 4 for a period of two (2) years following the Termination Date; provided, however, that such benefits shall not be provided to the extent that such benefits are generally provided through an insurance contract with a licensed insurance company and such insurance company will not agree to insure for such benefits.

        IV. A one time severance payment of $600,000 payable within ten (10) days following the Termination Date.

        (ii) During the Severance Period, Employee shall comply with the non-disclosure obligations and covenants not to solicit or compete set forth in Sections 12 and 13 below.

        (c) A Change in Control will be deemed to have occurred for purposes hereof, if:

           (i) any person as such term is used in Sections 13(d) and 14(d) of the Securities Act of 1934, as amended (a "Person"), other than NOVA or a Person controlling, controlled by, or under common control with, NOVA or PMT (an "Affiliate"), and other than a trustee or other fiduciary holding securities under an employee benefit plan of NOVA, becomes the "beneficial owner" (as defined in SEC Rule 13d-3), directly or indirectly, of securities of NOVA or PMT representing more than 40% of the total voting power represented by NOVA's or PMT's then outstanding Voting Securities (for purposes of this section "Voting Securities" shall mean any securities of NOVA or PMT or their survivor which vote generally in the election of its directors), and, in the case of the change in the beneficial ownership of the Voting Securities of NOVA, during any period of two (2) consecutive years, individuals who at the beginning of such period constitute the Board and any new director whose election by the Board or nomination for election by NOVA's stockholders was approved by a vote of a majority of the directors then still in office who either were directors at the beginning of the period or whose election or nomination for election was previously so approved, cease for any reason to constitute a majority thereof; or

           (ii) the sale or disposition by NOVA or PMT of all or substantially all of its assets to a person other than NOVA or an Affiliate.

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

        (d) CERTAIN ADDITIONAL PAYMENTS BY NOVA.

           (i) Anything in this Agreement to the contrary notwithstanding, in the event it shall be determined that any payment or distribution by or on behalf of a NOVA Entity to or for the benefit of Employee as a result of a Change in Control (as defined in Section 9(c)) or as otherwise payable under Section 9(b)(i) (whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise, but determined without regard to any additional payments required under this Section 9(d) (a "Payment")) would be subject to the excise tax imposed by Section 4999 of the Internal Revenue Code of 1986, as amended (the "Code"), or any interest or penalties are incurred by Employee with respect to such excise tax (such excise tax, together with any such interest and penalties, are hereinafter collectively referred to as the "Excise Tax"), then Employee shall be entitled to receive an additional payment (a "Gross-Up Payment") in an amount such that after payment by Employee of all taxes (including any interest or penalties imposed with respect to such taxes), including, without limitation, any income taxes (and any interest and penalties imposed with respect thereto) and Excise Tax imposed upon the Gross-Up Payment, Employee retains an amount of the Gross-Up Payment equal to the Excise Tax imposed upon the Payment.

           (ii) Subject to the provisions of Section 9(d)(iii), all determinations required to be made under this Section 9, including whether and when a Gross-Up Payment is required and the amount of such Gross-Up Payment and the assumptions to be utilized in arriving at such determination, shall be made by a nationally recognized accounting firm or law firm selected by Employee and reasonably acceptable to NOVA (the "Tax Firm"); provided, however, that the Tax Firm shall not determine that no Excise Tax is payable by Employee unless it delivers to Employee a written opinion (the "Accounting Opinion") that failure to pay the Excise Tax and to report the Excise Tax and the payments potentially subject thereto on or with Employee's applicable federal income tax return will not result in the imposition of an accuracy-related or other penalty on Employee. All fees and expenses of the Tax Firm shall be borne solely by NOVA. Within 15 business days of the receipt of notice from Employee that there has been a Payment, the Tax Firm shall make all determinations required under this Section, shall provide to NOVA and Employee a written report setting forth such determinations, together with detailed supporting calculations, and, if the Tax Firm determines that no Excise Tax is payable, shall deliver the Accounting Opinion to Employee. Any Gross-Up Payment, as determined pursuant to this Section, shall be paid by NOVA to Employee within fifteen days of the receipt of the Tax Firm's determination. Subject to the remainder of this Section, any determination by the Tax Firm shall be binding upon NOVA and Employee; provided, however, that Employee shall only be bound to the extent that the determinations of the Tax Firm hereunder, including the determinations made in the Accounting Opinion, are reasonable and reasonably supported by applicable law. As a result of the uncertainty in the application of Section 4999 of the Code at the time of the initial determination by the Tax Firm hereunder, it is possible that Gross-Up Payments which will not have been made by NOVA should have been made ("Underpayment"), consistent with the calculations required to be made hereunder. In the event that it is ultimately determined in accordance with the procedures set forth in Section 9(d)(iii) that Employee is required to make a payment of any Excise Tax, the Tax Firm shall reasonably determine the amount of the Underpayment that has occurred and any such Underpayment shall be promptly paid by NOVA to or for the benefit of Employee. In determining the reasonableness of Tax Firm's determinations hereunder, and the effect thereof, NOVA and Employee shall be provided a reasonable opportunity to review such determinations with Tax Firm and their respective tax counsel, if separate from the Tax Firm. Tax Firm's determinations hereunder, and the Accounting Opinion, shall not be deemed reasonable until Employee's reasonable objections and comments thereto have been satisfactorily accommodated by Tax Firm.

           (iii) Employee shall notify NOVA in writing of any claims by the Internal Revenue Service that, if successful, would require the payment by NOVA of the Gross-Up Payment. Such notification shall be given as soon as practicable but no later than 30 calendar days after Employee actually receives notice in writing of such claim and shall apprise NOVA of the nature of such claim and the date on which such claim is requested to be paid; provided, however, that the failure of Employee to notify NOVA of such claim (or to provide any required information with respect thereto) shall not affect any rights granted to Employee under this Section except to the extent that NOVA is materially prejudiced in the defense of such claim as a direct result of such failure. Employee shall not pay such claim prior to the expiration of the 30-day period following the date on which he gives such notice to NOVA (or such shorter period ending on the date that any payment of taxes with respect to such claim is due). If NOVA notifies Employee in writing prior to the expiration of such period that it desires to contest such claim, Employee shall do all of the following:

              (A) give NOVA any information reasonably requested by NOVA relating to such claim;

              (B) take such action in connection with contesting such claim as
                  NOVA shall reasonably request in writing from time to time, including, without limitation, accepting legal representation with respect to such claim by an attorney selected by NOVA and reasonably acceptable to Employee;

              (C) cooperate with NOVA in good faith in order effectively to contest such claim;

              (D) if NOVA elects not to assume and control the defense of such claim, permit NOVA to participate in any proceedings relating to such claim; provided, however, that NOVA shall bear and pay directly all costs and expenses (including additional interest and penalties) incurred in connection with such contest and shall indemnify and hold Employee harmless, on an after-tax basis, for any Excise Tax or income tax (including interest and penalties with respect thereto) imposed as a result of such representation and payment of costs and expenses.
                  Without limiting the foregoing provisions of this Section, NOVA shall have the right, at its sole option, to assume the defense of and control all proceedings in connection with such contest, in which case it may pursue or forego any and all administrative appeals, proceedings, hearings and conferences with the taxing authority in respect of such claim and may either direct Employee to pay the tax claimed and sue for a refund or contest the claim in any permissible manner, and Employee agrees to prosecute such contest to a determination before any administrative tribunal, in a court of initial jurisdiction and in one or more appellate courts, as NOVA shall determine; provided, however, that if NOVA directs Employee to pay such claim and sue for a refund, NOVA shall advance the amount of such payment to Employee, on an interest-free basis and shall indemnify and hold Employee harmless, on an after-tax basis, from any Excise Tax or income tax (including interest or penalties with respect thereto) imposed with respect to such advance or with respect to any imputed income with respect to such advance; and further provided that any extension of the statute of limitations relating to payment of taxes for the taxable year of Employee with respect to which such contested amount is claimed to be due is limited solely to such contested amount. Furthermore, NOVA's right to assume the defense of and control the contest shall be limited to issues with respect to which a Gross-Up Payment would be payable hereunder and Employee shall be entitled to settle or contest, as the case may be, any other issue raised by the Internal Revenue Service or any other taxing authority.

           (iv) If, after the receipt by Employee of an amount advanced by NOVA pursuant to Section 9(d), Employee becomes entitled to receive any refund with respect to such claim, Employee shall (subject to NOVA's complying with the requirements of Section 9(d)(iii)) promptly pay to NOVA the amount of such refund (together with any interest paid or credited thereon after taxes applicable thereto). If, after the receipt by Employee of an amount advanced by NOVA pursuant to Section 9(d)(iii), a determination is made that Employee is not entitled to a refund with respect to such claim and NOVA does not notify Employee in writing of its intent to contest such denial of refund prior to the expiration of 30 days after such determination, then such advance shall, to the extent of such denial, be forgiven and shall not be required to be repaid and the amount of forgiven advance shall offset, to the extent thereof, the amount of Gross-Up Payment required to be paid.

        (e) In the event Employee's Employment is terminated as a result of one of the Termination Exclusions identified in Section 9(b)(i), or otherwise expires, terminates, or is terminated in any manner whatsoever under circumstances not covered by Section 9(b)(i), NOVA, at its sole option and its sole discretion and at any time within sixty (60) days of the Termination Date, may cause Employee to be obligated to comply with the non-disclosure obligations and covenants not to solicit or compete set forth in Sections 12 and 13 below for a period of one (1) or two (2) years following the Termination Date, as set forth below:

           (i) By giving notice to Employee at any time within sixty (60) days of the Termination Date of its intent to exercise the "One Year Option" herein described, NOVA may cause Employee to be obligated to comply with the non-disclosure obligations and covenants not to solicit or compete set forth in Sections 12 and 13 below for a period of one (1) year following the Termination Date; provided, however, that NOVA shall pay Employee an aggregate amount in cash equal to (a) Employee's Base Salary (as defined in Section 9(b)(i)(I) multiplied by one hundred fifty percent (150%), (b) fifty percent (50%) of Employee's Base Salary (as defined in Section 9(b)(i)(I) multiplied by one hundred fifty percent (150%), and (c) $300,000 (the "One Year Lump Amount"), together with continuation of benefits described in Section 4 for one (1) year (collectively, the "One Year Payment"); provided, however, that such benefits shall not be provided to the extent that such benefits are generally provided through an insurance contract with a licensed insurance company and such insurance company will not agree to insure for such benefits. Other than with respect to the One Year Lump Amount, which shall be paid within ten (10) days of the Termination Date, the cash amounts included in the One Year Payment shall be paid by NOVA to Employee in one lump sum at the one (1) year anniversary of the Termination Date. In the event NOVA exercises the One Year Option, the one (1) year period following the Termination Date shall be deemed the "Exclusion Period;"

           (ii) By giving notice to Employee at any time within sixty (60) days of the Termination Date of its intent to exercise the "Two Year Option" herein described, NOVA may cause Employee to be obligated to comply with the non-disclosure obligations and covenants not to solicit or compete set forth in Sections 12 and 13 below for a period of two (2) years following the Termination Date; provided, however, that NOVA shall pay Employee an aggregate amount in cash equal to (a) Employee's Base Salary (as defined in Section 9(b)(i)(I) multiplied by three hundred percent (300%) (b) fifty percent (50%) of Employee's Base Salary (as defined in
        Section 9(b)(i)(I) multiplied by three hundred percent (300%), and (c) $600,000 (the "Two Year Lump Amount"), together with continuation of benefits described in Section 4 for two (2) years (collectively, the "Two Year Payment"); provided, however, that such benefits shall not be provided to the extent that such benefits are generally provided through an insurance contract with a licensed insurance company and such insurance company will not agree to insure for such benefits. Other than with respect to the Two Year Lump Amount, which shall be paid within ten (10) days of the Termination Date, the cash amounts included in the Two Year Payment shall be paid by NOVA to Employee in two (2) equal annual payments equaling one-half (2) of such cash amounts, the first of which shall be made on the first anniversary of the Termination Date. The second payment of the Two Year Payment shall be made on the second anniversary of the Termination Date. In the event NOVA exercises the Two Year Option, the two year period following the Termination Date shall be deemed the "Exclusion Period".

     10.  ARBITRATION.

        (a) NOVA and Employee acknowledge and agree that any claim or controversy arising out of or relating to Section 9 of this Agreement shall be settled by non-binding arbitration in Nashville, Tennessee, in accordance with the National Rules of the American Arbitration Association for the Resolution of Employment Disputes in effect on the date of the
     event giving rise to the claim or controversy.   NOVA and Employee further
     acknowledge and agree that either party must request arbitration of any claim or controversy within sixty (60) days of the date of the event giving rise to the claim or controversy by giving written notice of the party's request for arbitration. Failure to give notice of any claim or controversy within sixty (60) days of the event giving rise to the claim or controversy shall constitute waiver of the claim or controversy.

        (b) All claims or controversies subject to arbitration shall be submitted to arbitration within six (6) months from the date that a written notice of request for arbitration is effective. All claims or controversies shall be resolved by a panel of three arbitrators who are licensed to practice law in the State of Tennessee and who are experienced in the arbitration of labor and employment disputes. These arbitrators shall be selected in accordance with the National Rules of the American Arbitration Association for the Resolution of Employment Disputes in effect at the time the claim or controversy arises. Either party may request that the arbitration proceeding be stenographically recorded by a Certified Shorthand Reporter. The arbitrators shall issue a written decision with respect to all claims or controversies within thirty (30) days from the date the claims or controversies are submitted to arbitration. The parties shall be entitled to be represented by legal counsel at any arbitration proceedings. Employee and NOVA acknowledge and agree that they will share, in equal amounts, the cost of the arbitration proceeding, including any stenographic recording, and each party shall be responsible for paying its own attorneys' fees, if any, unless the arbitrators determine otherwise.

        (c) NOVA and Employee acknowledge and agree that the arbitration provisions in this Agreement may be specifically enforced by either party, and that submission to arbitration proceedings may be compelled by any court of competent jurisdiction. NOVA and Employee further acknowledge and agree that the decision of the arbitrators may be specifically enforced by either party in any court of competent jurisdiction.

        (d) Notwithstanding the arbitration provisions set forth herein, Employee and NOVA acknowledge and agree that nothing in this Agreement shall be construed to require the arbitration of any claim or controversy arising under Sections 12 and 13 of this Agreement, nor shall anything in this Agreement be construed to require the arbitration of any claim or controversy arising under Section 9(d)(i) of this Agreement, as the Accounting Opinion provided pursuant to such Section is final and binding upon the parties. These provisions shall be enforceable by any court of competent jurisdiction and shall not be subject to arbitration except by mutual written consent of the parties signed after the dispute arises, any such consent, and the terms and conditions thereof, then becoming binding on the parties. Employee and NOVA further acknowledge and agree that nothing in this Agreement shall be construed to require arbitration of any claim for workers' compensation or unemployment compensation. Employee and NOVA further acknowledge and agree that nothing in this Section 10 shall be construed to prevent NOVA from seeking equitable relief from a Court of competent jurisdiction for violations of Sections 12 and 13 of this Agreement.

     11. PRODUCTS, NOTES, RECORDS AND SOFTWARE. Employee acknowledges and agrees that all memoranda, notes, records and other documents and computer software created, developed, compiled, or used by Employee or made available to him during the term of his Employment concerning or relative to the NOVA Business, including, without limitation, all customer data, billing information, service data, and other technical material of the NOVA Entities is and shall be the property of the appropriate NOVA Entities. Employee agrees to deliver without demand all such materials to the appropriate NOVA Entities within thirty
(30) days after the termination of Employee's Employment. Employee further agrees not to use materials for any reason after said termination.

     12.  NONDISCLOSURE.

        (a) Employee acknowledges and agrees that because of his Employment, he will have access to proprietary information of the NOVA Entities concerning or relative to the NOVA Business (collectively, "Confidential Information") which includes, without limitation, technical material of the NOVA Entities, sales and marketing information, customer account records, billing information, training and operations information, materials and memoranda, personnel records, pricing and financial information relating to the business, accounts, customers, prospective customers, employees and affairs of the NOVA Entities, and any information marked "Confidential" by the NOVA Entities. Employee acknowledges and agrees that Confidential Information is and shall be the property of the appropriate NOVA Entities. Employee agrees that during the term of his Employment, Employee shall keep Confidential Information confidential, and Employee shall not use Confidential Information for any reason other than on behalf of the NOVA Entities pursuant to, and in strict compliance with, the terms of this Agreement. Provided that NOVA complies with its obligations set forth in
     Section 9, Employee further agrees that during the Severance Period or the Exclusion Period, as applicable (as defined above), Employee shall continue to keep Confidential Information confidential, and Employee shall not use Confidential Information for any reason or in any manner.

        (b) Notwithstanding the foregoing, Employee shall not be subject to the restrictions set forth in subsection (a) of this Section 12 with respect to information which:

           (i) becomes generally available to the public other than as a result of disclosure by Employee or the breach of Employee's obligations under this Agreement;

           (ii) becomes available to Employee from a source which is unrelated to his Employment or the exercise of his duties under this Agreement, provided that such source lawfully obtained such information and is not bound by a confidentiality agreement with any of the NOVA Entities; or

           (iii)  is required by law to be disclosed.

        (c) Employee acknowledges and agrees that because of his Employment, he will have access to "trade secrets" (as defined in the Uniform Trade Secrets Act, O.C.G.A. ' 10-1-760, et seq. (the "Uniform Trade Secrets
                                        -- ----
     Act") of the NOVA Entities ("Trade Secrets"). Nothing in this Agreement is intended to alter the applicable law and remedies with respect to information meeting the definition of "trade secrets" under the Uniform Trade Secrets Act, which law and remedies shall be in addition to the obligations and rights of the parties hereunder.

     13. COVENANTS NOT TO SOLICIT OR COMPETE. Employee acknowledges and agrees that, because of his Employment, he does and will continue to have access to confidential or proprietary information concerning merchants, associate banks and ISOs of the NOVA Entities and establish relationships with such merchants, associate banks and ISOs as well as with the vendors, consultants, and suppliers used to service such merchants, associate banks and ISOs within the Territory. In consideration for the benefits and compensation Employee is receiving hereunder, and other valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Employee agrees that during the term of his Employment and continuing throughout the Severance Period or the Exclusion Period, as applicable (provided NOVA complies with its obligations set forth in Section 9 hereof), except as permitted under Section 28 Employee shall not, directly or indirectly, either individually, in partnership, jointly, or in conjunction with, or on behalf of, any person, firm, partnership, corporation, or unincorporated association or entity of any kind:

        (a) (i) compete with any of the NOVA Entities in providing credit card and debit card transaction processing services within the Territory or (ii) otherwise obtain any interest in (except as a stockholder holding less than five percent (5%) interest in a corporation which is traded on a national exchange or over-the-counter), lend money to, guarantee the debts or obligations of, or perform services in either a supervisory or managerial capacity or as an advisor, consultant or independent contractor for, or otherwise participate in the ownership, management or control of, any person, firm, partnership, corporation, or unincorporated association of any kind which is providing credit card and debit card transaction processing services within the Territory;

        (b) solicit or contact, for the purpose of providing products or services the same as or substantially similar to those provided by any of the NOVA Entities in connection with the NOVA Business, any person or entity that during the term of Employee's Employment was a merchant, associate bank, ISO or customer (including any actively-sought perspective merchant, associate bank, ISO or customer) of any of the NOVA Entities and with whom Employee had material contact or about which Employee learned material information during the last twelve (12) months of his Employment;

        (c) persuade or attempt to persuade any merchant, associate bank, ISO, customer, or supplier of any of the NOVA Entities to terminate or modify such merchant's, associate bank's, ISO's customer's, or supplier's relationship with any of the NOVA Entities if Employee had material contact with or learned material information about such merchant, associate bank, ISO, customer or supplier during the last twelve (12) months of his Employment; or

        (d) persuade or attempt to persuade any person who (aa) was employed by any of the NOVA Entities as of the date of the termination of Employee's Employment, and (bb) is in a sales or management position with any of the

     NOVA Entities at the time of such termination, to terminate or modify his employment relationship, whether or not pursuant to a written agreement, with any of the NOVA Entities, as the case may be.

     14. NEW DEVELOPMENTS. Any discovery, invention, process or improvement made or discovered by Employee during the term of his Employment in connection with or in any way affecting or relating to the NOVA Business (as then carried on or under active consideration) shall forthwith be disclosed to NOVA and shall belong to and be the absolute property of the appropriate NOVA Entity; provided, however, that this provision does not apply to an invention for which no equipment, supplies, facility, trade secret information of the NOVA Entities was used and which was developed entirely on Employee's own time, unless (a) the invention relates (i) directly to the NOVA Business or (ii) to the actual or demonstrably anticipated research or development of any of the NOVA Entities; or
(b) the invention results from any work performed by Employee for any of the NOVA Entities.

     15. REMEDY FOR BREACH. The parties acknowledges and agree that a breach of any of the covenants contained in Sections 11, 12, 13, and 14 of this Agreement would cause irreparable injury to the non-breaching party and that remedies at law of such party for any actual or threatened breach of such covenants would be inadequate and that such party shall be entitled to specific performance of the covenants in such sections or injunctive relief against activities in violation of such sections, or both, by temporary or permanent injunction or other appropriate judicial remedy, writ or order, without the necessity of proving actual damages, notwithstanding the arbitration provisions of Section 10 of this Agreement. This provision with respect to injunctive relief shall not diminish the right of the non-breaching party to claim and recover damages against Employee or NOVA as the case may be for any breach of this Agreement in addition to injunctive relief. The parties acknowledge and agree that the non-prevailing party will be responsible for all legal expenses, including attorney's fees, which NOVA or Employee, as the case may be, incurs in pursuing remedies, whether legal or equitable, for any actual or threatened breach of this Agreement by Employee or NOVA, as the case may be. Employee acknowledges and agrees that, subject to NOVA's compliance with the provisions of Section 9 hereof, the covenants contained in Sections 11, 12, 13 and 14 of this Agreement shall be construed as agreements independent of any other provision of this or any other contract between the parties hereto, and that the existence of any claim or cause of action by Employee against the NOVA Entities, whether predicated upon this or any other contract, shall not constitute a defense to the enforcement by the NOVA Entities of said covenants.

     16. REASONABLENESS. Employee has carefully considered the nature and extent of the restrictions upon him and the rights and remedies conferred on NOVA under this Agreement, and Employee hereby acknowledges and agrees that:

        (a) the restrictions and covenants contained herein, and the rights and remedies conferred upon NOVA, are necessary to protect the goodwill and other value of the NOVA Business and the benefits bargained for in connection with the Merger;

        (b) the restrictions placed upon Employee hereunder are narrowly drawn, are fair and reasonable in time and territory, will not prevent him from earning a livelihood, and place no greater restraint upon Employee than is reasonably necessary to secure the NOVA Business and goodwill of NOVA and the benefits bargained for in connection with the Merger;

        (c) NOVA is relying upon the restrictions and covenants contained herein in continuing to make available to Employee information concerning the NOVA Business; and

        (d) Employee's Employment places him in a position of confidence and trust with NOVA and its employees, merchants, associate banks, ISOs, customers, vendors and suppliers.

     17. INVALIDITY OF ANY PROVISION. It is the intention of the parties hereto that the provisions of this Agreement shall be enforced to the fullest permissible under the laws and public policies of each state and jurisdiction in which such enforcement sought, but that the unenforceability (or the modification to conform with such laws or public policies) of any provision hereof shall not render unenforceable or impair the remainder of this Agreement which shall be deemed amended to delete or modify, as necessary, the invalid or unenforceable provisions. The parties further agree to alter the balance of this Agreement in order to render the same valid and enforceable. The terms of the non-competition provisions of this Agreement shall be deemed modified to the extent necessary to be enforceable, it shall be modified to encompass the longest term which is enforceable and, if the scope of the geographic area of non-competition is too great to be enforceable, it shall be modified to encompass the greatest area that is enforceable. The parties further agree to submit any issues regarding such modification to a court of competent jurisdiction if they are unable to agree and further agree that if said court declines to so amend or modify this Agreement, the parties will submit the issue of amendment or modification of the non-arbitration rules then in effect of American Arbitration Association. Any such arbitration hearing will be held in Nashville, Tennessee, and this Agreement shall be construed and enforced in accordance with the laws of the State of Tennessee, including this arbitration provision.

     18. APPLICABLE LAW. This Agreement shall be construed and enforced in accordance with the laws of the State of Tennessee.

     19. WAIVER OF BREACH. The waiver by NOVA of a breach of any provision of this Agreement by Employee shall not operate or be construed as a waiver of any subsequent breach by Employee.

     20. SUCCESSORS AND ASSIGNS. This Agreement shall inure to the benefit of NOVA, its respective subsidiaries and affiliates, and their respective successors and assigns. This Agreement is not assignable by Employee but shall be freely assignable by NOVA to any corporation or other entity of any kind succeeding to the business of NOVA in connection with a merger, consolidation, or other business combination, or in connection with the transfer of all or substantially all of the assets of NOVA to such successor. In the event of Employee's death or disability, this Agreement shall be enforceable by Employee's estate, executors or legal representatives.

     21. NOTICES. All notices, demands and other communications hereunder shall be in writing and shall be delivered in person or deposited in the United States mail, certified or registered, with return receipt requested, as follows:

         If to Employee, to:    Gregory S. Daily
                                President and Treasurer
                                PMT Services, Inc.
                                3841 Green Hills Village Drive
                                Nashville, Tennessee  37215
                                Telephone: (615) 743-3800
                                Facsimile: (615) 254-1501
         with a copy to:        Waller Lansden Dortch & Davis,
                                A Professional Limited Liability Company
         (which shall not       Nashville City Center
          constitute notice)    511 Union Street, Suite 2100
                                P.O. Box 198966
                                Nashville, Tennessee 37219-8966
                                Attention:  J. Chase Cole, Esq.
                                Telephone:  (615) 252-2476
                                Facsimile:  (615) 244-6804

        (ii) If to NOVA:        NOVA Information Systems, Inc.
                                One Concourse Parkway, Suite 300
                                Atlanta, Georgia  30328
                                Attention:  James M. Bahin
                                            Vice Chairman and
                                            Chief Financial Officer
                                Telephone:  (770) 698-1040
                                Facsimile:  (770) 698-1013

          with a copy to:       Long Aldridge & Norman LLP
          (which shall not      SunTrust Plaza
          constitute notice)    303 Peachtree Street, Suite 5300
                                Atlanta, Georgia  30308
                                Attention:  David M. Ivey, Esq.
                                Telephone:  (404) 527-4040
                                Facsimile:  (404) 527-4198

     22. ENTIRE AGREEMENT. This Agreement contains the entire agreement of the parties, and supersedes all other prior negotiations, commitments, agreements and understandings (written or oral) among the parties with respect to the subject matter hereof, including but not limited to the Employment Agreement, dated February 2, 1998, by and between Employee and PMT, which Employment Agreement is terminated as of the Effective Date; provided, however, that the provisions of Section 6.2 of said Employment Agreement shall remain in full force and effect with respect to all "Payments" (as defined therein) made by PMT prior to the Effective Date. It may not be changed orally but only by an agreement in writing signed by the party against whom enforcement of any waiver, change, modification, extension, or discharge is sought.

     23. INDEMNIFICATION. At all times during and after Employee's Employment and the effectiveness of this Agreement, NOVA shall indemnify Employee (as a director, officer, employee and otherwise) to the fullest extent permitted by law and shall at all times maintain appropriate provisions in its Articles of Incorporation and Bylaws which mandate that NOVA provide such indemnification.

     24. SURVIVAL. The provisions of Sections 9, 10, 11, 12, 13, 14, 15, 16, 17, 18 19, 20, 21, 22, 23 and 25 shall survive termination of Employee's Employment and termination of this Agreement.

     25. WITHHOLDING; NO OFFSET. All payments required to be made by NOVA under this Agreement to Employee will be subject to the withholding of such amounts, if any, relating to federal, state and local taxes as may be required by law. No payment under this Agreement will be subject to offset or reduction attributable to any amount Employee may owe to NOVA or any other person, as permitted by law. Nothing in this Section shall be construed to reduce Employee's right to payments described in Section 9(d).



                     (Signatures begin on following page)

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement under seal as of the date first above shown.


                                    "EMPLOYEE:"

                                    /s/ Gregory S. Daily
                                    ________________________________
                                    GREGORY S. DAILY



                                    "NOVA:"

                                    NOVA CORPORATION



                                    By: /s/ Edward Grzedzinski
                                        _____________________________

                                    Name: Edward Grzedzinski
                                         ___________________________

                                          Chief Executive Officer
                                    Title:__________________________

                                   EXHIBIT A
                                   ---------

                     ANNUAL INCENTIVE COMPENSATION SCHEDULE


  1. Payment of annual incentive (the "Bonus Payment") to be based upon relative achievement of Targeted Net Income (as defined). Payment for a partial year shall be prorated based upon Employee's length of service during such year.

  2. Net Income is Net Income determined in accordance with GAAP as determined from the annual audited Financial Statements, as adjusted to exclude non-operating gains and losses.

  3. Targeted Net Income will be established annually by the Board of Directors.

  4. Payment will be calculated by determining the percentage relationship between Net Income and Targeted Net Income (such percentage relationship being referred to as the "Actual/Targeted Ratio"). For each full percent by which the Actual/Targeted Ratio equals or exceeds 80%, Employee will receive, in addition to his then current Base Salary, the following percentage (the "Bonus Percentage") of his Base Salary as the Bonus
     Payment:


    ACTUAL NET INCOME/
       TARGETED NET                                      MAXIMUM % OF
   INCOME (THE "ACTUAL/       BONUS PERCENTAGE      BASE SALARY PAYABLE AS
     TARGETED RATIO")        (% OF BASE SALARY)       THE BONUS PAYMENT
   --------------------      ------------------     ----------------------

        80% - 84%                    1%                       5%

        85% - 89%                    2%                      15%

        90% - 94%                    3%                      30%

        95% - 99%                    4%                      50%
            *                                                 *

-------------------
* If the Actual/Targeted Ratio is equal to or greater than 101%, for each full percentage point by which the Actual/Targeted Ratio exceeds 100% (the "Excess"), the Bonus Percentage (pursuant to which Employee's Bonus Payment shall be calculated) shall be equal to the aggregate of (i) 50%, and (ii) the Excess; provided, however, that the Bonus Percentage may never exceed 100%.

     For example, if the Actual/Targeted Ratio is 112%, the Actual/Targeted Ratio exceeds 100% by 12%, and 12% is the "Excess." Therefore, the Bonus Percentage would be equal to the aggregate of (i) 50%, and (ii) 12%; accordingly, the Bonus Percentage would be 62% and Employee's Bonus Payment would be 62% of his then current Base Salary. If Employee's Base Salary was $100,000, Employee would receive, in addition to his Base Salary, a Bonus Payment of $62,000.

     The foregoing notwithstanding, in order for any bonus to be payable with respect to any fiscal year, the Revenue for such fiscal year must equal or exceed 105% of the Revenue for the immediately preceding fiscal year.